Exhibit 99.1

For website release:

US Alliance Life and Security Company (“USALSC”) announces a coinsurance agreement with American Life & Security Company of Nebraska. This transaction includes 1,213 policies in South Dakota and Wyoming. USALSC has assumed financial responsibility for these policies.

This agreement will increase assets of US Alliance Life and Security Company by approximately $7,000,000 and result in an annual premium increase of over $900,000 in 2018.

US Alliance Corporation (www.usalliancecorporation.com) is a financial holding company in Topeka, Kansas, with US Alliance Life and Security Company as a wholly-owned subsidiary. US Alliance Life and Security Company (www.usalliancelife.com) received its certificate of authority from the Kansas Insurance Department and wrote its first policy on May 1, 2013. Since that time and including the acquisition of Dakota Capital Life, its estimated premium and annuity deposit total as of September 30, 2017 are $23,000,000.

US Alliance Corporation has approximately 1930 shareholders in Kansas and 1500 in North Dakota. There is a current registration with the Kansas Securities Commissioner for 1.5 million shares. During this current offering, $718,515 has been added to capital and surplus.

The board members of US Alliance Corporation are Jack H. Brier, Rochelle Chronister, James Concannon, William P. Graves, and Kurt Scott.

US Alliance Corporation is registered with the Securities and Exchange Commission, but its stock does not trade on an exchange.

Contact:

Jack.Brier@usalliancecorporation.com